                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0104
                                                   Expires:  December 31, 2001
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

   GE Financial Assurance Holdings, Inc.
(1)

--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

                             6604 West Broad Street
--------------------------------------------------------------------------------
                                    (Street)

                              Richmond, Virginia 23230
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

February 26, 2001
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Medical Resources Inc. ("MRIIQ")
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                    X    10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

          Form Filed by One Reporting Person
--------
   X      Form Filed by More than One Reporting Person
--------


                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

Common Stock                      944,529                           I                    Shares are owned by an indirect, wholly-
                                                                                         owned subsidiary
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see
 Instructions 5(b) (v)


                                                                SEC 1473 (3-99)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses: (1) This form is filed by GE Financial Assurance Holdings, Inc. ("GEFA"), for and on behalf of itself, GNA Corp. ("GNA"), General Electric Capital Assurance Company ("GECA"), General Electric Capital Corporation ("GE Capital"), General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE")(collectively, the "Reporting Persons"). The business address of each of the Reporting Persons is attached hereto as Attachment 1. The shares are held by GECA. GECA is a wholly-owned subsidiary of GNA; GNA is a wholly-owned subsidiary of GEFA; GEFA is a wholly-owned subsidiary of GE Capital; GE Capital is a wholly-owned subsidiary of GECS; and GECS is a wholly-owned subsidary of GE. Each of GNA, GEFA, GE Capital, GECS and GE disclaims beneficial ownership of the securities reported herein.


**Intentional misstatements or omissions of fcats constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                See Attached Signature Page          3/8/01
                              -------------------------------    -------------
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Control number.

                                                                  SEC 1473(3/99)

                            SIGNATURE PAGE TO FORM 3



                   GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY


                           By:    /s/ Ward E. Bobitz
                                 -------------------------------
                                      Name:  Ward E. Bobitz
                                      Title: Vice President


                           GNA CORP.


                           By:    /s/ Ward E. Bobitz
                                 -------------------------------
                                    Name:  Ward E. Bobitz
                                    Title: Vice President


                           GE FINANCIAL ASSURANCE HOLDINGS, INC.


                           By:    /s/ Ward E. Bobitz
                                 -------------------------------
                                    Name:  Ward E. Bobitz
                                    Title: Vice President


                           GENERAL ELECTRIC CAPITAL CORPORATION


                           By:   /s/ Leon E. Roday
                                 -------------------------------
                                    Name:  Leon E. Roday
                                    Title: Vice President

                           GENERAL ELECTRIC CAPITAL SERVICES, INC.


                           By:   /s/ Leon E. Roday
                                 -------------------------------
                                    Name:  Leon E. Roday
                                    Title: Attorney-in-Fact*

                           GENERAL ELECTRIC COMPANY


                           By:   /s/ Leon E. Roday
                                 -------------------------------
                                    Name:  Leon E. Roday
                                    Title: Attorney-in-Fact*


* Power of Attorney incorporated by reference to Schedule 13D filed by General Electric Company on July 28, 2000 in connection with ownership of common stock of United Road Services, Inc.

                                  ATTACHMENT 1


                            LIST OF REPORTING PERSONS


General Electric Capital Assurance Company
6604 West Broad Street
Richmond, Virginia 23230

GNA Corp.
6604 West Broad Street
Richmond, Virginia 23230

GE Financial Assurance Holdings, Inc.
6604 West Broad Street
Richmond, Virginia 23230

General Electric Capital Corporation
120 Long Ridge Road
Stamford, Connecticut 06927

General Electric Capital Services, Inc.
120 Long Ridge Road
Stamford, Connecticut 06927

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06431

The following information pertains to each of foregoing Reporting Persons:

Designated Filer:  General Electric Capital Assurance Company

Issuer & Ticker Symbol: Medical Resources, Inc. ("MRIIQ")

Date of Event Requiring Statement: February 26, 2001